Exhibit 2.01

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ASSET PURCHASE AGREEMENT

          This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of May 5, 2005 (the “Effective Date”), by and between Interland, Inc., a Minnesota corporation (the “Seller”), and Caird Corporation, a Delaware corporation (the “Buyer”).

WITNESSETH:

          WHEREAS, the Seller is engaged in, among other things, the business of providing shared web hosting and related services to individuals and small businesses; and

          WHEREAS, Seller wishes to sell to Buyer and Buyer wishes to purchase from Seller certain assets and to assume from Seller certain liabilities, pursuant to the terms of this Agreement.

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

          1.1. Defined Terms. As used herein, the terms below shall have the following respective meanings:

          “Accounting Date” shall mean the last day of each calendar month beginning with the calendar month next following the month in which the Rebiller Date occurs and ending with the Final Accounting Date.

          “Annual Plan Conversion Rate” means the percentage calculated by dividing (A) the number of Paid Customers on an annual payment plan by (B) the number of Successfully Migrated Customers on an annual payment plan that had a renewal date prior to the Final Accounting Date.

          “Assets” shall have the meaning set forth in Section 2.1.

          “Business” means providing shared web hosting and related services to Customers as conducted by the Seller as of the Effective Date.

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          “Closing” has the meaning set forth in Section 3.1 (a).

          “Closing Date” has the meaning set forth in Section 3.1 (a).

          “Customers” means those customers of Seller who are purchasers of Services from Seller and are Class A Customers and Class B Customers. The term “Customers” shall exclude New Signups, as New Signups are the property of Buyer.

          “Class A Customers” means those Customers listed on Schedule 2.1(a)(i) attached hereto (Class A Customers).

          “Class B Customers” means those Customers using Services who are listed on Schedule 2.1(a)(ii) (Class B Customers) attached hereto and includes those who as of Effective Date (i) are more than 30 days delinquent in their payments to Seller, or (ii) have name server records that do not point to the Seller’s name server or have web sites or mail exchange records (“mx records”) that do not resolve to the Seller’s servers.

          “Customer Contracts” means the Seller’s contracts with the Customers, including all relevant billing, customer, support, and technical information, domain names and other applicable records relating exclusively to such Customers.

          “Final Accounting Date” means the fifth Accounting Date.

          “GAAP” means generally accepted accounting principles as applicable in the United States of America, consistently applied.

          “Good Standing” describes the condition of a Customer that (i) has been Successfully Migrated, (ii) has no account receivable for Services more than thirty days overdue as of the relevant Accounting Date (iii) has not received notice from Buyer that it is out of compliance with the Buyer’s terms of service or, having received such notice has cured such non-compliance within ten business days following such notice, and (iv) has not requested cancellation.

          “Governmental Entity” shall mean any (i) federal, state, local, municipal, foreign or other government; (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (iii) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

          “Installment Payment” means any installment payment described in Section 3.1.

          “Installment Payment Date” means, with respect to any Installment Payment, the day that is fifteen days after the applicable Accounting Date (unless such day is a Saturday, Sunday, or a day on which state-chartered banks in Boston, Massachusetts are closed in which even such day will be the next succeeding day).

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          “Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, principle of common law, judgment enacted, promulgated, issued, enforced or entered by any Governmental Entity, or other requirement or rule of law.

          “Liabilities” shall mean, as to any Person, all debts, adverse claims, liabilities, commitments, responsibilities, and obligations of any kind or nature whatsoever, direct, indirect, absolute or contingent, of such Person, whether accrued, vested or otherwise, whether known or unknown and whether or not actually reflected, or required to be reflected, in such Person’s balance sheets or other books and records.

          “Material Adverse Effect” shall mean any effect or change that would be materially adverse to the Business, taken as a whole or any development which could be reasonably expected to materially delay or prevent the consummation of the transactions contemplated hereby.

          “Migration Date” shall mean the date when a Customer is Successfully Migrated.

          “Monthly Recurring Revenue” shall mean Seller’s revenue calculated on a monthly basis for Services during any month provided to Customers as determined in a manner consistent with Seller’s past practices and with the financial and other information provided to Buyer prior to the Effective Date.

          “New Signups” are those users who sign up and pay for Services through the hosting websites associated with the Domains listed in Schedule 2.1(f) after the Effective Date and on or before the Rebiller Date.

          “Order” shall mean any judgment, order, injunction, writ, ruling, decree, stipulation or award of any Governmental Entity or private arbitration tribunal.

          “Paid Customer” means a Successfully Migrated Customer that, as of the relevant Accounting Date, is in Good Standing and shall have paid the required number of bills directly to the Buyer through the Buyer’s billing system no less than fifteen days prior to the relevant Accounting Date. For Customers on a monthly payment plan, the required number of bills shall be two (2). For Customers on any other payment plan (e.g., quarterly, semi-annual, annual), the required number of bills shall be one (1), provided however that such bill must have become due not fewer than thirty (30) days following the Rebiller Date. Nonetheless, no Customer shall become a Paid Customer if such Customer is rejected by Buyer because in the good faith opinion of Buyer, the website of such Customer: (a) can not be migrated to Buyer’s systems for technical reasons; (b) facilitates online gambling, or (c) contains pornography (any of the foregoing being “Rejected Customers”); provided however, no more than 5% of the Customers may be characterized as Rejected Customers.

          “Person” shall mean an individual, a partnership, a joint venture, a corporation, a business trust, a limited liability company, a trust, an unincorporated

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organization, a joint stock company, a labor union, an estate, a Governmental Entity or any other entity.

          “Purchase Price” shall mean the sum of the amounts payable pursuant to Section 3.2 below.

          “Rebiller Date” shall mean the date on which Buyer begins to bill Successfully Migrated Customers on Buyer’s billing system.

          “Representative” shall mean, with respect to any Person, such Person’s officers, directors, employees, agents and representatives (including any investment banker, financial advisor, accountant, legal counsel, agent, representative or expert retained by or acting on behalf of such Person or its subsidiaries).

          “Sellers’ Knowledge” or “knowledge of Seller” means the actual knowledge of the Chief Executive Officer or of any Senior Vice-president or Vice-president of Seller.

          “Services” means shared web-hosting services provided by the Seller, together with email and other related online services (excluding domain name registrations).

          “Successfully Migrated” shall mean, with respect to any Customer, that (i) the Customer’s applicable web site has been migrated to Buyer’s designated hosting platform and such web site is, in all material respects, fully operational in the same manner as prior to migration; (ii) the Seller has transferred all of such Customer’s applicable billing, support, technical information, domain names, and other applicable records to Buyer on Form 1.1, a specimen copy of which is attached hereto; (iii) the Customer’s name server records point to the Buyer’s name server and Customer’s web sites and mail exchange records (“mx records”) resolve to the Buyer’s servers; (iv) all incoming email requests associated with such Customer are being routed to Buyer’s servers.

          “Transition Period” shall mean the period from the Effective Date until the date of the Final Installment Payment described in subsection 3.2(a)(iii).

          “Valuation Multiple” shall mean 110%.

ARTICLE II
TRANSFER OF ASSETS AND LIABILITIES

     2.1. Assets to be Sold. Subject to Section 2.3 and the other provisions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire, and accept the following assets and rights, free and clear of all liens or other encumbrances of any nature (collectively, the “Assets”):

          (a) The Customer Contracts listed on Schedule 2.1(a)

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          (b) The furniture, fixtures, infrastructure and equipment owned by Seller which are listed on Schedule 2.1(b) (collectively, the “Equipment”), and all warranties, if any, express or implied, existing for the benefit of any Seller from third parties relating to the Equipment to the extent transferable;

          (c) The contracts and agreements of Seller as set forth on Schedule 2.1(c) (collectively with the Customer Contracts, the “Assumed Contracts”);

          (d) All of Seller’s right, title and interest in or to any of Seller’s patents, patent registrations, patent applications, trademarks, trademark registrations, trademark applications, trade names, copyrights, copyright applications, or copyright registrations set forth and listed on Schedule 2. l(d), and the rights to sue for, and remedies against, past, present and future infringements thereof and the rights of priority and protection of interests therein under applicable Laws (collectively, the “Intellectual Property”):

          (e) Computer software programs, including operating systems, application software, databases, database software and architecture, whether owned, licensed, leased, or internally developed as listed on Schedule 2.1(e) (in each case, subject to applicable restrictions on assignment and transfer. Seller shall not be required to bear any cost for the assignment or transfer as such, and Buyer shall be liable for any fees, royalties, or upgrade purchases arising following Closing);

          (f) The Domain names listed in Schedule 2.1 (f), and

          (g) The customer support telephone numbers set forth on the attached Schedule 2.1(g).

          2.2. Excluded Assets. Notwithstanding anything in this Agreement to the contrary, except for the Assets described above in Sections 2.1, and the liabilities described below in Section 2.3, the Buyer is not purchasing the domain flashhost.com or any customers or websites hosted on such domain or any other assets or any customers of Seller or assuming any liabilities of the Seller. The Assets shall not include any of Seller’s right, title or interest in or to any assets or properties of Seller that are not expressly enumerated in Section 2.1 above (collectively, the “Excluded Assets”). The Assets shall also not include the Customer Contract of any Customer that is a Rejected Customer.

     2.3. Liabilities to be Assumed by Buyer. Except as provided below, upon the transfer of the Assets on the Closing Date, Buyer shall assume, pay when due and discharge the following Liabilities (collectively, the “Assumed Liabilities”):

     (a) Liabilities arising out of or related to the ownership of the Assets, but only to the extent that the event or state of facts giving rise to such Liability occurs following the Closing Date, or to the extent that performance required by a contract is due after the Closing Date. Buyer specifically assumes the liability to provide a pro-rata refund

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of any pre-paid hosting fees to Customers, whether Paid Customers or not, for periods of time following the Effective Date for which services are not provided.

     (b) Liabilities under the Assumed Contracts, but only to the extent that the event or state of facts giving rise to such Liability occurs following the Closing Date, or to the extent that performance required by an Assumed Contract is due after the Closing Date.

     2.4. Excluded Liabilities. Except as otherwise set forth in this Agreement, Buyer shall not assume, and shall be deemed not to have assumed, any Liabilities except for the Assumed Liabilities, and Seller shall be solely and exclusively liable with respect to all Liabilities of Seller other than the Assumed Liabilities (collectively, the “Excluded Liabilities”).

ARTICLE III
CLOSING

     3.1. Closing: Purchase Price.

     (a) The closing of the transaction contemplated herein (the “Closing”) shall be held at the offices of the Buyer, 70 Blanchard Road, Burlington, MA, 01803 at 10:00 a.m. (prevailing Eastern time) on the date first written above, or such other date as the parties hereto shall mutually agree. The actual time and date of the Closing is herein called the “Closing Date.” The parties do not need to attend any Closing; rather they may forward their signature pages to this Agreement in accordance with Section 9.8.

     (b) On or before the Closing, the parties shall deliver the following items:

          (i) A bill of sale in the form attached hereto as Exhibit 3.1(b), duly executed by the Seller, shall be delivered to the Buyer;

          (ii) [INTENTIONALLY OMITTED];

          (iii) All additional instruments of conveyance and transfer reasonably necessary to effectuate transfer of the Assets to Buyer as set forth in Schedule 3.1(b)(iii);

          (iv) The Initial Payment for the Customers shall be delivered by Buyer to Seller in immediately available funds by wire transfer in accordance with the instructions on Exhibit 3.1(b)(iv);

          (v) A closing statement in the form of Exhibit 3.1 (b)(v); and

          (vi) Items one (1) through five (5) of the Eight Deliverables defined in Schedule 3.5; and

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          (vii) An executed brand license agreement in form and substance acceptable to both parties.

     3.2. Purchase Price.

          (a) Assets. In consideration for the Assets, and subject to the terms and conditions of this Agreement, Buyer shall assume the Assumed Liabilities (as provided for in Section 2.3) and shall make the payments on the dates and in the amounts set forth below in cash in immediately available funds, by wire transfer to an account designated in a Notice by Seller from time to time:

          (i) Initial Payment. An initial payment on the Effective Date equal to 72% of that amount which is the product of (A) the Valuation Multiple multiplied by (B) twelve (12) times the Monthly Recurring Revenue attributable to the Class A Customers.

          (ii) Installment Payments. An Installment Payment on each Installment Payment Date equal to

(A) twelve (12) times the Monthly Recurring Revenue attributable to each Customer that became a Paid Customer on or before the applicable Accounting Date, multiplied by

(B) the Valuation Multiple, less

(C) the Initial Payment, less

(D) the amount of phone service and related charges reimbursable by Seller as provided in Section 3.4 (c), less

(D) the sum of all previous Installment Payments paid.

Notwithstanding the foregoing, however, if the result of the foregoing calculations is zero or a negative number, the amount of the Installment Payment shall be zero.

          (iii) Final Installment Payment. A final Installment Payment on the Installment Payment Date following the Final Accounting Date, equal to

(A) twelve (12) times the Monthly Recurring Revenue attributable to each Customer that became a Paid Customer on or before the applicable Final Accounting Date, multiplied by

(B) the Valuation Multiple, plus

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(C) the product of (I) twelve (12) times the Monthly Recurring Revenue attributable to each Successfully Migrated Customer with an annual payment plan that has not had a renewal date prior to the Final Accounting Date, multiplied by (II) the Annual Plan Conversion Rate, less

(D) the Initial Payment, less

(E) the amount of phone service and related charges reimbursable by Seller as provided in Section 3.4 (c), which charges and expenses have not been included in the calculation of any Installment Payment as provided in Section 3.2 (ii) (D) above, less

(F) the sum of all previous Installment Payments paid.

Notwithstanding the foregoing, however, if the result of the foregoing calculations is zero or a negative number, the amount of the Installment Payment shall be zero.

          3.3. Allocation of Purchase Price. The Buyer and Seller shall work together in good faith in an effort to agree upon a schedule (the “Allocation Schedule”) allocating the Purchase Price and the Assumed Liabilities among the Assets in accordance with Treas. Reg. §1.1060-1T (or any comparable provisions of state or local tax Law) or any successor provision. If an Allocation Schedule is agreed upon, then Buyer and Seller each shall prepare and file all tax returns (including amended tax returns and claims for refund) consistent with the Allocation Schedule, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any taxing authority or any other proceedings). Buyer and Seller shall also cooperate in the filing of any forms with respect to such allocation, including any amendments to such forms required. If the parties fail to agree upon an Allocation Schedule then each party shall comply with the requirements of applicable law and regulations independently. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive any Closing Date without limitation.

          3.4. Other Payments.

          (a) With respect to any Customer of the Seller that has paid for hosting services (other than pursuant to a monthly plan), the Seller will remit to Buyer any deferred revenue (determined in accordance with GAAP with respect to such Customers) that Seller has not recognized for payments made prior to the Closing Date (the “Deferred Revenue”), and such amount shall be deducted by the Buyer from the Initial Payment to be paid pursuant to Section 3.2(a)(i) (the “Deferred Revenue Adjustment”).

          (b) Between the Effective Date and the Rebiller Date, on a monthly basis commencing on a mutually agreeable Business day no later than 30 days following

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the Effective Date and on the same date of each month thereafter, Seller will remit to Buyer an amount equal to (i) the gross cash collected by the Seller from the Customers and New Signups, less (ii) credit card processing, bank merchant discount charges, and credit card chargebacks less (iii) the Carrying Cost. For purposes of this Agreement, “Carrying Cost” shall be defined as an amount equal to $10.00 per month (or, as applicable, a calendar day pro rata portion of each month) per each Customer and New Signup who is paying for web-hosting services that has not been Successfully Migrated, but is otherwise in Good Standing. In the event that there is a net amount due to Seller, it shall be carried forward, and if there is a net amount outstanding as of an Accounting Date, it shall be credited to Seller on the next Installment Payment Date.

          (c) The parties recognize that there will be certain phone service and related charges and expenses incurred by Buyer relating to the period from Effective Date to Rebiller Date for services on phone numbers transferred (“resporged”) as provided in Item 6 of the Eight Deliverables defined in Schedule 3.5. The parties further recognize that at the time that the Carrying Cost is paid, the amount of such charges and expenses incurred by Buyer may not yet have been determined. Accordingly, in lieu of reducing the “Carrying Cost” by the amount of such charges and expenses, Seller shall reimburse Buyer for such charges and expenses in the manner and at the times provided in Section 3.2 hereof.

          3.5. Transition Period (a) After the Effective Date Seller shall continue to collect all amounts due from Customers and New Signups, which become due prior to the Rebiller Date and remit to Buyer as provided in Section 3.4(b) above. Buyer shall be responsible for billing after the Rebiller Date. Seller shall conduct the Business and provide services to the Customers and New Signups, in accordance with the Assumed Contracts and Seller’s standard operating procedures (except to the extent provided to the contrary in Schedule 3.5). At the written request of Seller, Buyer shall withhold service from any Customer who has become subject to such withholding of services pursuant to Seller’s collections policies, and Seller shall advise Buyer promptly in writing when such Customer has become eligible for restoration of service, and Seller shall promptly restore service.

          (b) During the Transition Period, each of the Buyer and Seller shall use all commercially reasonable efforts to cause the migration of Customers and New Signups. Schedule 3.5 sets forth an outline of the tasks required to Successfully Migrate the Customers and New Signups. To the extent that any action may be required to cause the Customers and New Signups to be Successfully Migrated and which action may not be set forth on Schedule 3.5, Buyer and Seller shall be obligated to perform such action promptly and efficiently.

          (c) Seller shall use commercially reasonable efforts to provide the Buyer with a report of all Customers and New Signups that includes an accounts receivable trial balance aging report as of the Effective Date. Following the Effective Date and until the Rebiller Date, Seller shall provide a monthly report to Buyer with respect to the Customers and New Signups, that have not Successfully Migrated, of (i) accounts receivable trial balance aging report, (ii) cash report of all monies received for the prior

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month, (iii) copies of invoices and credits, if any, sent or issued in the prior month and (iv) a monthly report relating to “Carrying Cost” and other matters as set forth in Schedule 3.5.

          (d) Within twenty-four (24) hours following the Effective Date, Seller shall take all necessary steps required to deliver to Buyer Items six (6) through eight (8) of the Eight Deliverables defined in Schedule 3.5, including without limitation executing and delivering to Buyer the applicable resporg instrument(s) of transfer referred to in such Item 6, and initiating the transfer to Buyer of all mainsite and customer domains referred to in such Items 7 and 8, unlocking the administrative and technical contacts so as to allow Buyer to make additional changes in such contacts, and taking such other actions as Buyer may reasonably request to assist in the completion of such transfers.

          (e) From and after the Migration Date, Seller will refer all communications from the Customers and New Signups to Buyer. From and after the Migration Date, Buyer will handle all communications to and from the Customers and New Signups.

          (f) Buyer shall own all right, title and interest in any New Signups, provided that New Signups shall be included in the group of accounts for which Buyer pays to Seller a Carrying Cost as provided in Section 3.4 (b) hereof. Seller shall pay to Buyer the full amount of payments received by Seller on account of New Signups as and when provided in Section 3.4(b).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

          As of the Closing Date, the Seller represents and warrants, to and for the benefit of the Buyer and the other Buyer Indemnitees (as defined herein), that as of the date hereof, except as set forth on the disclosure schedules attached hereto:

          4.1. Existence: Good Standing and Power. The Seller is a corporation validly existing and in good corporate standing under the laws of the State of Minnesota, and has all requisite power and authority to own, lease and operate its Assets to be sold hereunder. Seller has all requisite power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Seller and to perform its obligations hereunder and thereunder. The Seller is duly authorized to transact business as a foreign corporation, and is in good corporate standing, in the states in which the Business is conducted.

          4.2. Authority. The execution, delivery and performance of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. The

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transactions contemplated by this Agreement do not require the consent of the shareholders of Seller pursuant to the laws of the State of Minnesota.

          4.3. Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and this Agreement and the transactions contemplated hereby will constitute (assuming in each case the due and valid authorization, execution and delivery thereof by the other parties hereto), a valid and legally binding obligation of Seller enforceable against Seller in accordance with its respective terms.

          4.4. No Violation. Except as disclosed in Schedule 4.4, the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby, do not and will not conflict with or result in, with or without the giving of notice or lapse of time or both, any violation of or constitute a breach or default, or give rise to any right of acceleration, payment, amendment, cancellation or termination, under (a) its certificate of incorporation, bylaws or any resolution previously adopted by the Seller and not rescinded, (b) any agreement or other instrument to which Seller is a party or by which Seller or any of its respective properties or assets is bound, (c) any Order of any Governmental Entity to which Seller is bound or subject or (d) any Law applicable to Seller or any of its respective properties or assets.

          4.5. Third Party Approvals. Except for any other third party approvals as are reflected on Schedule 4.5 hereto, the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby do not require any consents, waivers, authorizations or approvals of, or filings with, any third Persons which have not been obtained by Seller.

          4.6. Title to Assets. The Seller has good and marketable title to, or a valid leasehold interest in, the Assets, free and clear of all liens or other encumbrances of any nature.

          4.7. Compliance With Laws. (a) Except as set forth on the attached Schedule 4.7. Seller has complied in all material respects with all Laws relating to the operation of the Business, other than those Laws the violation of which would not reasonably be expected to have a Material Adverse Effect.

          (b) Without limiting the foregoing, Seller hereby represents and warrants to Buyer that, to the knowledge of Seller, all customer information and other data and other information provided to Buyer by Seller (collectively, the “Customer Data”) has been collected and stored by Seller in compliance with applicable laws, rules and regulations of the United States of America and the State of Georgia, and Seller’s privacy policy and Seller’s conveyance of the Customer Data to Buyer pursuant to this Agreement does not violate any applicable laws, rules and regulations, the Seller’s privacy policy or the Customer Contracts.

          4.8. Intellectual Property. To Seller’s Knowledge, except as disclosed on Schedule 4.8, the conduct of the Business does not infringe or misappropriate any

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Intellectual Property of any Person, except to the extent such infringement or misappropriation would not be reasonably expected to have a Material Adverse Effect. Seller represents and warrants that neither Seller nor any direct or indirect subsidiary of Seller has assigned, mortgaged, licensed or granted any rights in the any trademarks (as assigned to Buyer in connection with this Agreement) to any third party, on either an exclusive or non-exclusive basis, and that it possesses the full right to convey any such trademarks.

          4.9. Contracts. To Seller’s Knowledge, all of the Assumed Contracts are valid, binding and enforceable in accordance with their respective terms, except as designated on Schedule 4.9 and except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) applicable equitable principles (whether considered in a proceeding at Law or in equity). Except as set forth on the Schedule 4.10, Seller has not received notice that it has defaulted under or materially breached any Assumed Contract; and to Seller’s Knowledge no breach or cancellation or anticipated breach or cancellation by the other parties to any material Assumed Contract to which it is a party.

          (b) Except as set forth in Schedule 4.9 hereto:

          (i) to the Seller’s Knowledge, no party has violated or breached, or declared or committed any default under, any Customer Contract; and

          (ii) to the Seller’s Knowledge, no event has occurred, and no circumstance or condition exists, that would (with or without notice or lapse of time) (A) result in a violation or breach of any of the material provisions of any Customer Contract, (B) give any person or entity the right to declare a default or exercise any remedy under any Customer Contract, or (C) give any person or entity the right to cancel, terminate or modify any material provision of any material provision of any Customer Contract.

          (c) The Seller represents and warrants that each of the Customer Contracts involves an online initial and continuing acceptance by the customer of the Seller’s terms of service and acceptable use policy.

          4.10. Customers. Seller represents and warrants that it is conveying to Buyer, as of the date hereof, the hosting accounts set forth on Schedule 2.1(a), for which, in the aggregate, the Seller billed at least annualized recurring revenue of the amount set forth in Schedule 2.1(a) as of the Effective Date.

          4.11. No Proceedings or Claims. Except as set forth in Schedule 4.11 hereto, there are no actions, suits, legal, administrative or regulatory proceedings or investigations pending, or to the Seller’s Knowledge, threatened, against or relating to the Assets or the transactions contemplated hereby. In the past year, no customer or other person or entity has asserted or to the Seller’s Knowledge, threatened to assert any material claim against the Seller in connection with the Assumed Contracts or the Assets.

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          4.12. Systems Integrity. For at least the six-month period prior to the Effective Date Seller’s systems and servers used in the Business and included in the Assets have not been breached or violated in any material manner, and to the knowledge of Seller do not contain any bugs or other features, which may cause systems or security problems for Buyer except for such that, both individually and in the aggregate, have not had a Material Adverse Effect on the Business.

          4.13. Sufficiency. The Assets shall include all data with respect to customer accounts and all domain names, IP addresses and ranges, in each case, necessary or desirable for the servicing of the Customers, Corrected Customers and New Signups consistent with Seller’s previous practices.

          4.14. Undisclosed liabilities. Seller’s financial statements filed on Forms 10-K, 10-K/A, 10-Q and 8-K with the Securities and Exchange Commission, hereafter, “SEC”, (“Seller’s Financial Statements”) on or before April 4, 2005 have been prepared in accordance with applicable laws and regulations. To Seller’s Knowledge no liability not disclosed in Seller’s Financial Statements will materially affect the value of the Assets. Full Disclosure. The Seller has provided the Buyer and the Buyer’s representatives with full and complete access to all of the Seller’s records and other documents and data exclusively related to the Assets.

          4.16. Limitations on Seller’s Representations and Warranties. Except for the representations and warranties contained in this Agreement, Seller makes no other express or implied representation or warranty, including, without limitation, representations or warranties as to the condition of the Assets, their contents, the income derived or potentially to be derived from the Assets or the Business, or the expenses incurred or potentially to be incurred in connection with the Assets or the Business. Seller is not, and will not be, liable or bound in any manner by express or implied warranties, guarantees, statements, promises, representations or information pertaining to the Assets or the Business, made or furnished by any of its Representatives or other person representing or purporting to represent Seller, unless and to the extent the same is expressly set forth in this Agreement.

          4.17. No Brokers or Finders. To the knowledge of Seller, no broker or finder was involved in facilitating the transactions contemplated by this Agreement and no person is entitled to a broker’s or finder’s fee except for investment banking fees that Seller may be obligated to pay Mirus Capital Advisors, Inc. which fees, if any, are the sole responsibility of Seller.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Seller as follows:

          5.1. Existence, Good Standing and Power. Buyer is a corporation validly existing and in good corporate standing under the laws of the State of Delaware and

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has all requisite power and authority to own, lease and operate the property it now owns, leases and operates. Buyer has all requisite power and authority to conduct its business as presently conducted, to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to perform its obligations hereunder and thereunder. Buyer is duly authorized to transact business as a foreign corporation, and is in good corporate standing, in the states in which business is conducted.

          5.2. Authority. The execution, delivery and performance of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. The board of directors of the Buyer has duly adopted resolutions, at a meeting or by written consent, authorizing the transactions contemplated hereby and such resolutions have not been rescinded.

          5.3. Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Buyer and constitutes (assuming, in each case, the due and valid authorization, execution and delivery thereof by the other parties hereto) a valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

          5.4. No Violation. Except as disclosed in Schedule 5.4, the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby, do not and will not conflict with or result in, with or without the giving of notice or lapse of time or both, any violation of or constitute a breach or default, or give rise to any right of acceleration, payment, amendment, cancellation or termination, under (a) the certificate of incorporation or bylaws of Buyer or any resolution adopted by the board of directors of Buyer and not rescinded, (b) any agreement or other instrument to which Buyer is a party or by which Buyer or any of its respective properties or assets is bound, (c) any Order of any Governmental Entity to which Buyer is bound or subject or (d) any Law applicable to Buyer or any of its respective properties or assets.

          5.5. Limitations on Buyer’s Representations and Warranties. Except for the representations and warranties contained in this Agreement, Buyer makes no other express or implied representation or warranty. Buyer is not, and will not be, liable or bound in any manner by express or implied warranties, guarantees, statements, promises, representations or other information pertaining to itself, made or furnished by any of its Representatives or other person representing or purporting to represent Buyer, unless and to the extent the same is expressly set forth in this Agreement.

          5.6. No Brokers or Finders. To the knowledge of Buyer, no broker or finder was involved in facilitating the transactions contemplated by this Agreement and no person is entitled to a broker’s or finder’s except for investment banking fees that Seller may be obligated to pay Mirus Capital Advisors, Inc. which fees, if any, are the sole responsibility of Seller.

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ARTICLE VI
COVENANTS OF THE PARTIES

     6.1 Conduct of Business. From and after the date hereof and through the Transition Period, except as may be contemplated or permitted by this Agreement, Seller shall use commercially reasonable efforts to cause the Business to be conducted in the ordinary course and consistent with the present conduct of the Business.

     6.2 Public Announcements. No party shall issue a press release or otherwise make any public statements with respect to the transactions contemplated hereby, except as may be required by Law, without the prior consent of the other party, which consent shall not be unreasonably withheld. If either party believes a public statement with respect to the transactions contemplated hereby may be required by Law, such party will notify the other party promptly and provide the other party with the right to review and approve of such public statement, such approval not to be unreasonably withheld. Seller hereby notifies Buyer that a filing with the SEC on Form 8-K will be required, and, pursuant to the regulations promulgated by the exchange on which the shares of Seller are traded, a press release will also be required. Seller agrees to provide Buyer with a period of time of not less than two business days to review and comment upon such disclosures.

     6.3 Reasonable Efforts.

     (a) Upon the terms and subject to the conditions herein provided, each of the parties hereto shall use its respective reasonable, good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable Laws and regulations to ensure that the conditions set forth in this Agreement are satisfied and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     (b) Seller agrees to use commercially reasonable efforts to provide all assistance reasonably requested by Buyer in order to Successfully Migrate the Customers, Corrected Customers and New Signups. From the Effective Date through the Migration Date, Seller shall use commercially reasonable efforts to support the migration of the Customers’, Corrected Customers’ and New Signups’ web sites and other data, including completion of any domain name pointing adjustments as reasonably requested by Buyer, to Buyer’s servers. Seller further shall use commercially reasonable efforts to support the transition of Customers, Corrected Customers and New Signups’ to being Successfully Migrated.

     (c) Buyer agrees to use commercially reasonable efforts to Successfully Migrate the Customers, Corrected Customers and New Signups’ expeditiously. Buyer covenants that it will not migrate any Customers, Corrected Customers and New Signups acquired from a third party until it has completed the migration of the Customers, Corrected Customers and New Signups.

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     6.4 Payment of Transfer Taxes. The Seller shall be responsible for all sales, use and transfer taxes due by reason of the consummation of the transactions contemplated by the Agreement.

     6.5 Proration of Taxes. Any personal property taxes or similar ad valorem obligations levied with respect to the Assets for any taxable period that includes the day before the Closing Date and ends after the Closing Date, whether imposed or assessed before or after the Closing Date, shall be prorated between Seller and Buyer as of 11:59 p.m. on the Closing Date. If any taxes subject to proration are paid by Buyer, on the one hand, or Seller, on the other hand, the proportionate amount of such taxes paid (or in the event a refund of any portion of such taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such taxes (or promptly following the receipt of any such refund).

     6.6 Confidentiality. Except as otherwise provided in this Agreement or as required by any Law, each party agrees to keep strictly confidential any information communicated to it by the other party under this Agreement or related to the Assets, including the terms and provisions of this Agreement, and agrees not to disclose such information to any third party (other than the attorneys and accountants of such party). The provisions of this Section 6.6 will survive the expiration or termination of this Agreement for any reason.

     6.7 Non-Competition. During the five-year period commencing on the Effective Date Seller agrees not to use any information it acquired prior to the Migration Date regarding any Customer for the purpose of interfering with such Customer’s relationship with Buyer. Nothing contained in this Agreement is intended to prohibit Seller from generally advertising or marketing its services, from purchasing and using commercially available lists of prospects, or from even contracting with any Customer, so long as no such advertising, marketing or solicitation is knowingly directed specifically at such Customers.

     6.8 Terms of Service and Acceptable Use Policy. From and after the Effective Date, the Seller shall not change its Terms of Service or Acceptable Use Policies applicable to the Customers without providing the Buyer with a reasonable opportunity to review such proposed changes.

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF THE PARTIES

          7.1. Conditions Precedent to Closing . The respective obligations of Buyer, on the one hand, and Seller, on the other hand, to close under this Agreement shall be subject to the satisfaction (or waiver, as applicable) at or prior to the Closing Date of the following conditions:

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          (a) Consents and Approvals. All consents, waivers, authorizations and approvals of third Persons as are necessary in connection with the transactions contemplated by this Agreement shall have been obtained, except for such consents, waivers, authorizations and approvals which would not have a Material Adverse Effect.

          (b) Accuracy of Representations and Warranties. The representations and warranties of each party contained herein shall be true and correct in all material respects on the date hereof and on and as of the Closing Date.

          (c) Performance of Agreements. Seller shall have performed in all material respects all obligations and agreements contained in this Agreement required to be performed by them prior to or at the Closing Date.

          (d) Execution and delivery to Seller of the Guaranty in the form attached as Schedule 7.1(d) hereto.

          (e) Other Deliverables. The Seller and the Buyer shall have each delivered to the other party the items set forth in Section 3.1, including without limitation the first five of the “Eight Deliverables” as described in Schedule 3.5., provided, however, that it will not be a condition to close that Seller has not delivered all of the technical data for Customers subsumed in Item 1 of the Eight Deliverables, which technical data Seller will deliver as soon as practicable after closing, and provided further that the parties shall collaborate in good faith to determine a mutually acceptable migration timetable, as contemplated by Schedule 3.5.

          (f) Data. The Seller shall have provided the Buyer with all data required to be provided in accordance with this Agreement.

          (g) Material Adverse Effect. The absence of any Material Adverse Effect on the Business, the Assets or the Assumed Liabilities.

ARTICLE VIII
INDEMNIFICATION

          8.1 Survival of Representations and Warranties. The representations, warranties, covenants and obligations of the Seller and the Buyer under this Agreement shall survive the Closing Date. All of said representations and warranties shall remain in full force and effect and shall survive for a period of one (1) year following the Closing Date (subject to any applicable statutes of limitations (including any extensions or waivers thereof)) and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party hereto and irrespective of the knowledge of any of its or the Seller’s officers, directors, shareholders, employees or agents, or the acceptance of any of the disclosure schedules attached hereto or any certificate or opinion; provided that, the representations and warranties in Sections 4.2 (Authority) and 4.6 (Title to Assets) shall not terminate; provided further that, any representation or warranty in respect of which indemnity may be sought under this Article VIII, and the indemnity with respect thereto,

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shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

          8.2 Indemnification by Seller. The Seller shall hold harmless and indemnify the Buyer and its affiliates and their respective directors, officers, employees, representatives and agents (collectively, the “Buyer Indemnitees”) from and against any and all damages, losses, claims, liabilities, obligations, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in the investigation, defense or settlement of any of the foregoing) (collectively, “Damages”) which are directly or indirectly suffered or incurred by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) and which arise directly or indirectly from (i) any breach of any representation or warranty made by the Seller in this Agreement, (ii) any breach of any covenant or obligation of the Seller in this Agreement, or (iii) any Damages to which any of the Buyer Indemnitees may become subject and that arises directly or indirectly from failure to comply with any applicable bulk sales laws; provided, however, that other than with respect to rights to equitable relief or claims for fraud to the extent available under applicable law, the maximum aggregate amount payable by the Seller to any and all Buyer Indemnitees for any and all Damages arising out of, or in connection with, this Agreement shall not exceed the Purchase Price.

          8.3 Indemnification by Buyer. The Buyer shall hold harmless and indemnify the Seller and its affiliates and their respective directors, officers, employees, representatives and agents (collectively, the “Seller Indemnitees”) from and against any and all Damages which are directly or indirectly suffered or incurred by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) and which arise directly or indirectly from (i) any breach of any representation or warranty made by the Buyer in this Agreement, or (ii) any breach of any covenant or obligation of the Buyer in this Agreement; provided, however, that other than with respect to rights to equitable relief or claims for fraud to the extent available under applicable law, the maximum aggregate amount payable by the Buyer to any and all Seller Indemnitees for any and all Damages arising out of, or in connection with, this Agreement shall be the greater of the Purchase Price or any liabilities imposed on Seller by a third party as a result of a breach by Buyer of its obligations hereunder.

          8.4 Interest. Any party that is required to indemnify any other person pursuant to this Article VIII with respect to any out-of-pocket Damages shall also be required to pay such other person interest on the amount of such Damages (for the period commencing as of the date on which such other person first incurred or otherwise became subject to such Damages and ending on the date on which the applicable indemnification payment is made by such party) at the average published prime rate of interest as in effect from time to time and set forth in the Money Rates Section of The Wall Street Journal during such period.

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          8.5 Defense of Third Party Claims.

            (i) In the event of the assertion or commencement by any person or entity of any claim or proceeding with respect to which a party hereto may become obligated to indemnify, the party to be indemnified (or, in the case of an Indemnitee or other person being indemnified by the Seller, the Buyer) (in either case, the “Indemnified Party”) shall, within thirty (30) days following the date on which the Indemnified Party first becomes aware of the assertion or commencement of such claim or Proceeding, notify the party or the parties providing the indemnification hereunder (the “Indemnifying Party”) of such claim or proceeding. Failure of the Indemnified Party to give the notice required by the foregoing sentence (the “Claim Notice”) shall not affect the Indemnifying Party’s duty or obligation under this Section 10, except to the extent the Indemnifying Party is irrevocably prejudiced thereby. Any Indemnifying Party will have the right to defend the Indemnified Party against a third party claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within ten (10) days after the Indemnified Party has given notice of the third party claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the third party claim in immediately available funds, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the third party claim and fulfill its indemnification obligations hereunder, (iii) the third party claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the third Party claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedent, custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the third party claim actively and diligently.

            (ii) If the Indemnifying Party so elects to assume the defense of any such claim or proceeding: (i) the Indemnifying Party shall proceed to defend such claim or proceeding in a diligent manner with counsel reasonably satisfactory to the Indemnified Party; (ii) the Indemnified Party shall make available to an Indemnifying Party any non-privileged documents and materials in the possession of the Indemnified Party that may be necessary to the defense of such claim or proceeding; (iii) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such claim or proceeding; (iv) the Indemnified Party shall have the right to participate in the defense of such claim or proceeding; and (v) the Indemnifying Party shall not settle, adjust or compromise such claim or proceeding without the prior written consent of the Indemnified Party; provided, however, that the Indemnified Party shall not unreasonably withhold such consent.

            (iii) If the Indemnified Party so proceeds with the defense of any such claim or Proceeding on its own: (i) all expenses relating to the defense of such claim or proceeding (whether or not incurred by the Indemnified Party) shall be borne and paid exclusively by the Indemnifying Party; (ii) the Indemnifying Party shall make available to the Indemnified Party any non-privileged documents and materials in the possession or

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control of the Indemnifying Party that may be necessary to the defense of such claim or proceeding; (iii) the Indemnified Party shall keep the Indemnifying Party informed of all material developments and events relating to such claim or proceeding; and (iv) the Indemnified Party shall have the right to settle, adjust or compromise such claim or proceeding with the consent of an Indemnifying Party; provided, however, that the Indemnifying Party shall not unreasonably withhold such consent.

          8.6 Exercise of Remedies by Indemnitees Other Than the Buyer. No Indemnitee (other than the Buyer or any successor in interest thereto or assignee thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Buyer (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

ARTICLE IX
MISCELLANEOUS

          9.1. Expenses. Unless otherwise mutually agreed to in writing by the parties, each party shall bear all costs and expenses incurred or to be incurred by such party in connection with this Agreement and the consummation of the transactions contemplated hereby.

          9.2. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller without the prior written consent of Buyer, or by Buyer without the prior written consent of Seller; provided, however, that, either party may assign its rights and obligations hereunder, in whole or in part, to any wholly-owned subsidiary, provided that no such assignment shall relieve the assigning party of its liabilities and obligations hereunder if such assignee does not perform such obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and except as otherwise expressly provided herein, no other Person shall have any right, benefit or obligation hereunder. In addition, either party may assign its rights pursuant to this Agreement (including its rights to indemnification) to any of its lenders as collateral security.

          9.3. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of Seller and Buyer, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          9.4. Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be delivered in person or by courier or facsimile transmission (with such facsimile transmission confirmed by sending a copy of such notice, request, instruction or other document by certified mail, return receipt requested or overnight mail), mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be

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effective on the date such receipt is acknowledged) or sent by email (such emailed notice to be effective on the date that such receipt is acknowledged), as follows:

If to Seller:

Interland, Inc.
303 Peachtree Center Ave., Suite 500
Atlanta, GA 30303
Attention: Chief Financial Officer
Fax: 404-720-3728

With a copy to:
Interland, Inc.
303 Peachtree Center Ave., Suite 500
Atlanta, GA 30303
Attention: General Counsel
Fax: 404-260-2721

If to Buyer:

Caird Corporation
P.O.Box 541585
Waltham, MA 02454-1585
Attention: CEO
Fax: (781) 998-8277

With a copy to:

Caird Corporation
P.O.Box 541585
Waltham, MA 02454-1585
Attention: General Counsel
Fax: (781) 998-8277

or to such other place and with such other copies as either party may designate as to itself by written notice to the other party. Notices sent as provided herein shall be deemed given on the date received by the recipient. If a recipient rejects or refuses to accept a notice given pursuant to this Section, or if a notice is not deliverable because of a changed address or fax number of which no notice was given in accordance with the provisions hereof, such notice shall be deemed to be received two (2) days after such notice was mailed (whether as the actual notice or as the confirmation of a faxed notice) in accordance with the terms hereof. The foregoing shall not preclude the effectiveness of actual written notice given to a party at any address or by any means.

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          9.5. Dispute Resolution and Arbitration. If any dispute arises under this Agreement, the parties shall make a good faith effort to resolve the dispute before taking any legal action. The parties shall meet to discuss the dispute no later than thirty (30) days after either party gives written notice to the other party that such a dispute exists. Such meeting may be held telephonically if travel is impractical for either party. At such meeting, a senior officer or principal of each party who has authority to resolve the dispute shall be in attendance. No action, suit arbitration or other proceeding may be commenced before the parties have met pursuant to this provision unless immediate injunctive relief is being sought, in which case the noted meeting shall take place at the earliest opportunity after such immediate injunctive relieve is sought. All disputes, controversies or differences which may arise between the parties hereto, out of or in relation to or in connection with this Agreement, the formation of this agreement, or the breach of this Agreement, including any claim based upon or arising from an alleged tort shall be finally settled by arbitration in Boston, Massachusetts in accordance with the commercial arbitration rules of the American Arbitration Association, by a panel of three arbitrators. The award rendered by the panel shall be final and binding upon the parties hereto.

          9.6. Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be construed in accordance with, and governed in all respects by, the substantive laws of The Commonwealth of Massachusetts (without giving effect to principles of conflicts of laws). Any legal action or proceeding relating to this Agreement may only be brought to enforce the provisions of Section 9.5, or to enforce the award rendered by the arbitration panel, or to seek a temporary restraining order. Any such legal action or proceeding may be commenced in the United States District Court sitting nearest to Burlington, Massachusetts and each party to this Agreement irrevocably consents and submits to the jurisdiction of such court in connection with any such legal action or proceeding. Each of the Seller and the Buyer irrevocably waives the right to a jury trial in connection with any legal proceeding relating to this Agreement.

          9.7. Entire Agreement; Amendments and Waivers. This Agreement, together with the schedules, forms, and exhibits attached hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, representations, understandings, negotiations, and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement (including, without limitation, any schedule hereto) shall be binding unless the same is executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

          9.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

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          9.9. Invalidity. If anyone or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, the parties shall use their reasonable efforts, including, but not limited to, the amendment of this Agreement, to ensure that this Agreement shall reflect as closely as practicable the intent of the parties hereto on the date hereof.

          9.10. Specific Performance. Each of the parties hereto acknowledges that the other party hereto may be irreparably damaged in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions thereof in accordance with Section 9.5.

          9.11. Exhibits and Schedules. The Exhibits and Schedules attached to, delivered with and identified to this Agreement are a part of this Agreement the same as if fully set forth herein and all references herein to any Section of this Agreement shall be deemed to include a reference to any Schedule named therein.

          9.12. Preparation of this Agreement. Buyer and Seller hereby acknowledge that (i) Buyer and Seller jointly and equally participated in the drafting of this Agreement and all other agreements contemplated hereby, (ii) both Buyer and Seller have been adequately represented and advised by legal counsel with respect to this Agreement and the transactions contemplated hereby, and (iii) no presumption shall be made that any provision of this Agreement shall be construed against either party by reason of such role in the drafting of this Agreement and any other agreement contemplated hereby.

          9.13. Service of Process. Each party irrevocably consents to the service of process in any action or proceeding by receipt of mailed copies thereof by national courier service or registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.4 hereof. Nonetheless, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method

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          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Seller and Buyer as of the date first above written.

SELLER:

INTERLAND, INC.

REVIEWED
INLD LEGAL
J&W

By:	/s/ Allen L. Shulman

Name:	Allen L. Shulman
Title:	President & COO

BUYER:

CAIRD CORPORATION

By:	/s/ Steven K. Sydness

Name:	Steven K. Sydness
Title:	CEO

LIST OF SCHEDULES AND EXHIBITS TO

ASSET PURCHASE AGREEMENT

Schedule 2.1(a) “Customer Contracts”.

Schedule 2.1(b) “Equipment”

Schedule 2.1(c) “Assumed Contracts”

Schedule 2.1(d) “Intellectual Property”

Schedule 2.1(e) “Computer Software”

Schedule 2.1(f) “Domain Names”

Schedule 2.1(g) Customer Support Telephone Number

Schedule 3.1(b)(iii): Additional instruments of conveyance

Schedule 3.5 Transition Responsibilities

Schedule 4.4 “No Violation”

Schedule 4.5 “Third Party Approvals”

Schedule 4.7 “Compliance with Laws”

Schedule 4.8 Intellectual Property Infringement

Schedule 4.9 “Contracts – Violations”

Schedule 4.10 “Contracts – Notice of Defaults”

Schedule 4.11 “Legal Proceedings Relating to the Assets”

Schedule 5.4 “No Violation”

Exhibit 3.1 (b) (iv) – Wire Instructions
Exhibit 3.1 (b)– Form of Bill of Sale and Assignment
Exhibit 3.1 (b) (v) – Closing Statement